                                                                  EXHIBIT (3.a)




                           ARTICLES OF INCORPORATION




                             DEPOSIT GUARANTY CORP.





                            (Amended April 16, 1996)

                           ARTICLES OF INCORPORATION

                             DEPOSIT GUARANTY CORP.



    FIRST:  The name of the Corporation is DEPOSIT GUARANTY CORP.

    SECOND:  The period of its duration is ninety-nine (99) years.

    THIRD: The specific purposes for which the Corporation is organized stated in general terms are:

    To acquire, receive, hold and own, to the extent not prohibited by law, the stock and securities of commercial banks with or without trust powers, and the stock and securities of other businesses which are incidental or related to the business of banking or to the furnishing of financial services.

    To acquire the whole or any part of the business, goodwill, rights or other assets of any corporation, firm, organization, association or other entity, and to undertake or assume in connection therewith the whole or any part of the liabilities and obligation thereof, to effect any such acquisition in whole or in part by delivery of cash or other property, including securities issued by the Corporation, or by any other lawful means.

    To cause to be organized one or more corporations, firms, organizations, associations or other entities and to cause the same to be dissolved, wound up, liquidated, merged or consolidated.

    To make, establish and maintain investments in securities and to supervise and manage such investments.

    To furnish goods and to render service, assistance, and advice to, and act as representative or agent in the management and operation of any corporation, firm, organization, association or other entity.

    To engage in any business activity not prohibited by law.

    The Corporation shall possess and may exercise all powers necessary or convenient to effect any or all of the foregoing purposes, and the enumeration herein of any specific purposes or powers shall not be held to limit or restrict in any manner the exercise by the Corporation of the general powers now or hereafter conferred by the laws of the State of Mississippi upon corporations formed under the Mississippi Business Corporation Act.

    (Article FOURTH was amended by the shareholders of the Corporation on April 16, 1996.)

    FOURTH: The aggregate number of shares which the Corporation is authorized to issue is 150,000,000 divided into three (3) classes. The designation of each class, the number of shares of each class and the par value, if any, of each class are as follows:

         Number of Shares             Class                         Par Value, if any
         ----------------             -----                         -----------------
          100,000,000                Common Stock                   No par value
           25,000,000                Class A Voting Preferred       No par value
           25,000,000                Class B Non-Voting Preferred   No par value

         The preferences and relative rights in respect of the shares of each class and the variations in the relative rights and preferences as between series of any preferred class in series are as follows:

         Each share of Common Stock and of Class A Voting Preferred stock shall entitle the holder thereof to full voting rights. A holder of Class B Non-Voting Preferred stock shall have no voting rights as a holder of such stock, except as specifically required by law.

         The holders of Class A Voting Preferred stock and Class B Non-Voting Preferred stock (together "preferred stock") shall be entitled to receive dividends, subject to statutory restrictions, when and as declared by the Board of Directors. Such dividends shall be payable at such periods as shall be fixed by the Board of Directors at the rate specified in the resolution of the Board of Directors authorizing the issuance of the particular series of preferred stock, and no more, before any dividend shall be paid or set apart for payment upon the Common Stock.

         Dividends on the preferred stock shall be cumulative, so that if for any period the same shall not be paid, the right thereto shall accumulate as against the Common Stock, and all arrears so accumulated shall be paid before any dividend shall be paid upon the Common Stock.

         Whenever all accumulated dividends on the outstanding preferred stock for all previous periods shall have been declared and shall have become payable, and the Corporation shall have paid such accumulated dividends for such previous periods, or shall have set aside from its legally available funds a sum sufficient therefor, the Board of Directors may declare dividends on the Common Stock, payable then or thereafter out of any remaining legally available funds.

         Each class of preferred stock shall be divided into and issued from time to time by resolution of the Board of Directors in one or more series, each series being so designated as to distinguish the shares thereof from the shares of all other series and classes. All or any of the series of any such class and the variations and the relative rights and preferences as between different series may be fixed and determined by resolution of the Board of Directors, but all shares of the same class shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

         (a)     the rate of dividend;

         (b) whether shares may be redeemed and, if so, the redemption price and terms and conditions of redemption;

         (c) the amount payable upon shares in the event of voluntary and involuntary liquidation;

         (d) sinking fund provisions, if any, for the redemption or purchase of shares; and

         (e) the terms and conditions, if any, on which shares may be converted.

         FIFTH: The shareholders of this Corporation shall have no preemptive right to acquire unissued or treasury shares of the Corporation, or obligations of the Corporation convertible into such shares.

         Articles SIXTH through NINTH were adopted by the shareholders of the Corporation on April 15, 1986:

         SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than nine nor more than twenty-five directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three (3) classes, designated Class A, Class B and Class C. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. Directors shall be elected only at annual meetings of stockholders, and any vacancy in the Board of Directors, however created, shall be filled at the annual meeting succeeding the creation of such vacancy. At the 1986 annual meeting of stockholders, Class A directors shall be elected for a one-year term, Class B directors for a two-year term and Class C directors for a three-year term. At each succeeding annual meeting of stockholders beginning in 1987, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed (other than as a result of prior death, retirement or resignation by directors), any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of director shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

         No member of the Board of Directors may be removed, with or without cause, except at a meeting called in accordance with the Bylaws expressly for that purpose and except upon a vote in favor of such removal of the holders of 80% of the shares then entitled to vote at an election of directors; and in the event that less than the entire Board is to be removed, no one of the directors may be removed if the votes case against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a part.

         The vote of shareholders required to alter, amend or repeal this Article Six, or to alter, amend or repeal any other Article of the Articles of Incorporation in any respect which would or might have the effect, direct or indirect, of modifying, permitting any action inconsistent with, or permitting circumvention of this Article Six, shall be by the affirmative vote of at least 80% (excluding shares beneficially owned by an Interested Shareholder as defined in Article Seven, except for purposes of determining whether a quorum is present) of the total voting power of all classes of shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article as one class.

         Such affirmative vote required to alter, amend or repeal this Article Six shall be in addition to the vote required by any particular class or series of Preferred Stock.

         SEVENTH: A. In addition to any affirmative vote required by law or these Articles of Incorporation or by Bylaws of the Corporation, and except as otherwise expressly provided in Section B of this Article Seven, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Shareholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Shareholder or any person who thereafter would be an Affiliate or Associate of such Interested Shareholder shall require the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (as hereinafter defined) voting together as a single class, excluding Voting Stock beneficially owned by such Interested Shareholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

         B. The provisions of Section A of this Article Seven shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of these Articles of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if all of the conditions specified in either of the following

Paragraphs 1 and 2 are met or, in the case of a Business Combination not involving the payment of consideration to the holders of the Corporation's outstanding Capital Stock (as hereinafter defined), if the condition specified in the following Paragraph 1 is met:

         1. The Business Combination shall have been approved, either specifically or as a transaction which is within an approved category of transactions, by a majority (whether such approval is made prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stocks that caused the Interested Shareholder to become an Interested Shareholder) of the Continuing Directors (as hereinafter defined).

         2.      All of the following conditions shall have been met:

                 a. The aggregate amount of cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock as defined below in such Business Combination shall be at least equal to the highest amount determined under clauses (i), (ii) and (iii) below:

                          (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Shareholder for any share of Common Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of Common Stock (x) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (y) in the transaction in which it became an Interested Shareholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock;

                          (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (the "Determination Date"), whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock;

                          (iii) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to the immediately preceding clause (ii) multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Shareholder for any share of Common Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of Common Stock within the two-year period immediately prior to the Announcement Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock to (y) the Fair Market Value per share of Common Stock on the first day in such two-year period on which the Interested Shareholder acquired beneficial ownership of any share of Common Stock, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to Common Stock.

                 b. The aggregate amount of cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock, other than Common Stock, shall be at least equal to the highest amount determined under clauses (i),
                          (ii), (iii) and (iv) below:

                          (i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Interested Shareholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of such class or series of Capital Stock (x) within the two-year period immediately prior to the Announcement Date or (y) in the transaction in which it became an Interested Shareholder, whichever is higher, in either case as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

                          (ii) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

                          (iii) (if applicable) the price per share equal to the Fair Market Value per share of such class or series of Capital Stock determined pursuant to the immediately preceding clause (ii) multiplied by the ratio of (x) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers'
                                     fees) paid by or on behalf of the
                                     Interested Shareholder for any share of
                                     such class or series of Capital Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of such class or series of Capital Stock within the two-year period immediately prior to the Announcement Date, as adjusted for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock to (y) the Fair Market Value per share of such two-year period on which the Interested Shareholder acquired beneficial ownership of any share for any subsequent stock split, stock dividend, subdivision or reclassification with respect to such class or series of Capital Stock;

                          (iv) (if applicable) the highest preferential amount per share to which the holders of shares of such class or series of Capital Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation regardless of whether the Business Combination to be consummated constitutes such an event.

                          The provisions of this Paragraph 2 shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Shareholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

                 c. The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varies as to form, the form of consideration for such class or series of capital stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder.

                 d. After the Determination Date and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock; (ii) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, (iii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iv) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder's percentage beneficial ownership of any class or series of Capital Stock.

                 e. Such Interested Shareholder shall not have made any major change in the Corporation's business or equity capital structure without the approval of a majority of the Continuing Directors.

         C. The following definitions shall apply with respect to this Article Seven:

         1.      The term "Business Combination" shall mean:

                 a. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Shareholder or (ii) any other company (whether or not itself an Interested Shareholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Shareholder; or

                 b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security agreement, investment, loan, advance, guarantee to purchase, agreement to pay, extension of credit, joint venture, participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets, securities or commitments of the Corporation, any Subsidiary or any Interested Shareholder or any Affiliate or Association of any Interested Shareholder which (except for any arrangement, whether as employee, consultant or otherwise, other than as a director, pursuant to which any Interested Shareholder or any Affiliate or Associate thereof shall, directly or indirectly, have any control over or responsibility for the management of any aspect of the business or affairs of the Corporation, with respect to which arrangements the value tests set forth below shall not apply), together with all other such arrangements (including all contemplated future events), has an aggregate Fair Market Value and/or involves aggregate commitments of $10,000,000 or more or constitutes more than five percent (5%) of the shareholders' equity (in the case of transactions in capital stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the shareholders of the Corporation would be required to approve or authorize the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part; or

                 c. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or for any amendment to the Corporation's Bylaws; or

                 d. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock, or into equity securities of any Subsidiary, that is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

                 e. any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).

         2. The term "Capital Stock" shall mean all capital stock of the Corporation authorized to be issued from time to time under Article Fourth of these Articles of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to shareholders of the Corporation generally.

         3. The term "Common Stock" shall refer to the Corporation's common stock, no par value per share.

         4. The term "Person" shall mean any individual, firm, company or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

         5. The term "Interested Shareholder" shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or other trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

         6.      A person shall be a "beneficial owner" of any Capital Stock
                 (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or
                 (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding voting or disposing of any shares of Capitol Stock. For the purposes of determining whether a person is an Acquiring Person pursuant to Paragraph 1 of this Section 1, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Paragraph C of Section 1, but pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         7. The terms "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on January 21, 1986, (the term "Registrant" in said Rule 12b-2 meaning in this case the Corporation).

         8. The term "Subsidiary" means any company of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in Paragraph 4 of this Section C. the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is beneficially owned by the Corporation.

         9. The term "Continuing Director" means any member of the Board of Directors of the Corporation (the "Board of Directors"), while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Shareholder and (i) was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder or (ii) was and has continuously been a director since the effective date of this Article, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Shareholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

         10. "Fair Market Value" means (a) in the case of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the continuing Directors.

         11. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in Paragraphs 2.a and 2.b of Section B of this Article Seven shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

         D. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article Seven, on the basis of information known to them after reasonable inquiry, all questions arising under this Article Seven, including without limitation, (a) whether a person is an Interested Shareholder, (b) the number of shares of Capital Stock or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether a Proposed Action is with, or proposed by, or on behalf of an Interested Shareholder, (e) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $10,000,000 or more, and (f) whether the assets or securities that are the subject of any Business Combination constitutes a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties.

         E. Nothing contained in this Article Seven shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

         F. The fact that any Business Combination complies with the provisions of Section B of this Article Seven shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

         G. For the purposes of this Article Seven, a Business Combination is presumed to have been proposed by, or on behalf of, an Interested Shareholder or a person who thereafter would become such if (1) after the Interested Shareholder became such, the Business Combination is proposed following the election of any director of the Corporation who, with respect to such Interested Shareholder, would not qualify to serve as a Continuing Director, or
(2) such Interested Shareholder, Affiliate, Associate or person votes for or consents to the adoption of any such Business Combination, unless as to such Interested Shareholder, Affiliate, Associate or person a majority of the Continuing Directors makes a good faith determination that such Business Combination is not proposed by by or on behalf of such Interested Shareholder, Affiliate, Associate or person, based on information known to them after reasonable inquiry.

         H. The vote of shareholders required to alter, amend or repeal this Article Seven, or to alter, amend or repeal any other Article of the Articles of Incorporation in any respect which would or might have the effect, direct or indirect, of modifying, permitting any action inconsistent with, or permitting circumvention of this Article Seven, shall be by the affirmative vote of at least eighty percent (80%) (excluding shares beneficially owned by an Interested Shareholder, except for purposes of determining whether a quorum is present) of the total voting power of all classes of shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article as one class. Such affirmative vote required to alter, amend or repeal this Article Seven shall be in addition to the vote required by any particular class or series of

Preferred Stock.

         EIGHTH: The Board of Directors of the Corporation shall, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its shareholders when evaluating any proposed Major Business Transaction (as defined below), in addition to considering the adequacy of the amount to be paid in connection with such transaction, consider all of the following factors and any other factors which it deems relevant:

         (a) the social and economic effects of the transaction on the Corporation, any Subsidiary (as defined in Article Seven), depositors, loan and other customers, creditors and employees of the Corporation and its Subsidiaries, and other elements of the community in which the Corporation and its Subsidiaries operate or are located;

         (b) the business, financial condition and earnings prospects of the acquiring person, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person, and the possible effect of such conditions upon the Corporation, its Subsidiaries and the other elements of the community in which the Corporation and its Subsidiaries operate or are located; and

         (c) the competence, experience and integrity of the acquiring person and its management.

         For purposes of this Article, the term "Major Business Transaction" shall mean (i) any merger or consolidation of the Corporation or any Subsidiary, (ii) any sale, exchange, transfer or other disposition of all or substantially all of the Corporation's or any Subsidiary's assets, (iii) any offer to purchase any or all of the Corporation's securities, (iv) any solicitation of proxies for election of directors of the Corporation, or (v) any similar transaction or event.

         NINTH. A. Subject to Section C of this Article Ninth, the Corporation shall indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. This indemnification provision shall not extend to those suits instituted by any such director, officer, employee or agent unless and to the extent such indemnification is authorized by the Board of Directors.

         B. Subject to Section C of this Article Ninth, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

         C. Any indemnification under this Article Ninth (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section A or Section B of this Article Ninth, as the case may be. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum of the entire Board of Directors, which majority and quorum must consist of directors who were not parties to or otherwise interested in such action, suit or proceeding, or (ii) if such a quorum is not obtainable, by independent legal counsel in a written opinion, or (iii) by the stockholder. Directors "parties to or otherwise interested in" an action, suit or proceeding shall include, for purposes of the preceding sentence, (i) any director instituting such action, suit or proceeding, whether in his capacity as director or stockholder (an "Instituting Director") and (ii) any other director nominated (x) by an Instituting Director (and not by the Board of Directors), (y) as part of the same slate of nominees as an Instituting Director (if not nominated by the Board of Directors), or (z) by the same stockholder or any of the same stockholders who nominated an Instituting Director. To the extent, however, that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case. Notwithstanding any of the provisions of this Article Ninth, in no event shall any person be indemnified against expenses (including attorneys' fees), judgments, fines and amounts due or paid in connection with any action, suit or proceeding instituted by any such director, officer, employee or agent unless and to the extent such indemnification is authorized by the Board of Directors, or against expenses, penalties, or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil money penalties or requiring affirmative action by an individual or individuals in the form of payments to the Corporation.

         D. For purposes of a determination under Section C of this Article Ninth, a person shall be deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or with respect to any criminal action or proceeding, to have had no reasonable cause to believe his conduct was unlawful, if his action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to him by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The term "another enterprise" as used in this Section D shall mean any other corporation or any partnership, joint venture, trust or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. The provisions of this Section D shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Sections A or B of this Article Ninth, as the case may be.

         E. Notwithstanding any contrary determination in the specific case under Section C of this Article Ninth, and notwithstanding the absence of any determination thereunder, any director, office, employee or agent may apply to any court of competent jurisdiction in the State of Mississippi for indemnification to the extent otherwise permissible under Sections A and B of this Article Ninth. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standards of conduct set forth in Sections A and B of this Article Ninth, as the case may be. Notice of any application for indemnification pursuant to this Section E shall be given to the Corporation promptly upon the filing of such application.

         F. Expenses incurred in defending or investigating a threatened or pending action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article Ninth.

         G. The indemnification provided by this Article Ninth shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Sections A and B of this Article Ninth shall be made to the fullest extent permitted by law. The provisions of this Article Ninth shall not be deemed to preclude the indemnification of any person who is not specified in Sections A or B of this Article Ninth, but whom the Corporation has the power or obligation to indemnify under the provisions of applicable federal or state law, or otherwise. The indemnification provided by this Article Ninth shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such person.

         H. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him, and incurred by him, in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power or the obligation to indemnify him against such liability under the provisions of this Article Ninth, provided that the Corporation shall not purchase or maintain insurance coverage for a formal order by a bank regulatory agency assessing civil money penalties against a director or employee of the Corporation.

         I. For purposes of this Article Ninth, references to "the Corporation" shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article Ninth with respect to the resulting or surviving company as he would have with respect to such constituent company if its separate existence had continued.